Exhibit 99.1

Press Contact:	Ryan Batty
Polycom, Inc.
1.408.586.4467
ryan.batty@polycom.com

Investor Contact:	Laura Graves
Polycom, Inc.
1.408.586.4271
laura.graves@polycom.com

Polycom Realigns Executive Team to Continue Focus on Operating Performance

COO & CFO Eric Brown to depart Polycom

Chief Accounting Officer Laura Durr to serve as Interim CFO

SAN JOSE, Calif. – March 13, 2014 – Polycom, Inc. (Nasdaq: PLCM) today announced it has eliminated the position of Chief Operating Officer to better streamline the organization and continue its focus on driving operating performance. As a result, Eric Brown will leave the company to pursue other opportunities. Mr. Brown joined Polycom in February 2012 as Chief Operating Officer, Chief Financial Officer and Executive Vice President. The company’s Chief Accounting Officer, Laura Durr, has been appointed Interim Chief Financial Officer effective immediately and will serve in that role while Polycom conducts an executive search for a new Chief Financial Officer. The Operations and Services functions will now report directly to Peter Leav, President, and Chief Executive Officer. This announcement is not a reflection of any accounting or financial concerns at the Company.

“Increasing operating margins remains the number one financial priority for Polycom in 2014. After careful review of the needs of the organization, we have streamlined the accounting, finance, services and operations functions in order to better focus on driving operating margin improvement,” said Leav. “We thank Eric Brown for his service to Polycom. Laura Durr is a ten-year veteran of Polycom and a seasoned financial executive, so we expect a smooth transition.”

Durr joined Polycom in 2004 and has served as Chief Accounting Officer since 2005. In her new role as Interim CFO, Durr will report directly to Leav. Prior to joining Polycom, Durr held executive positions in Finance and Administration at QuickSilver Technology, C Speed Corporation and Lucent Technologies. She spent six years at Price Waterhouse LLP and is a certified public accountant with a B.S. in Accounting from San Jose State University.

“I would like to thank Peter and the Board for all their support, and I wish the Polycom team the very best,” Brown said.

About Polycom

Polycom helps organizations unleash the power of human collaboration. More than 400,000 companies and institutions worldwide defy distance with secure video, voice and content solutions from Polycom to increase productivity, speed time to market, provide better customer service, expand education and save lives. Polycom and its global partner ecosystem provide flexible collaboration solutions for any environment that deliver the best user experience, the broadest multi-vendor interoperability and unmatched investment protection. Visit www.polycom.com or connect with us on Twitter, Facebook and LinkedIn to learn more.

Forward Looking Statements and Risk Factors

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding future operating margin improvement and the expected smooth transition following this organizational change. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including our ability to successfully execute on programs designed to improve operating margin; future changes to our areas of strategic focus; and disruptions due to today’s announced organizational change. These and other risks and uncertainties related to our business are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

© 2014 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom logo, and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.